Note: PDF provided as a courtesy

As filed with the Securities and Exchange Commission on February 6, 2007
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PHARMACYCLICS, INC.
(Exact name of registrant as specified in its charter)
Delaware	94-3148201
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

995 East Arques Avenue
Sunnyvale, California 94085-4521
(Address, including Zip Code, of Registrant's of Principal Executive Offices)

Pharmacyclics, Inc. Employee Stock Purchase Plan
(Full title of the Plans)

Richard A. Miller
President and Chief Executive Officer
Pharmacyclics, Inc.
995 East Arques Avenue, Sunnyvale, California  94085-4521
(408) 774-0330
(Name, Address and Telephone number, including Area Code, of Agent for Service)

This Registration Statement shall become effective immediately upon filing with the Securities and Exchange Commission and sales of the registered securities will begin as soon as reasonably practicable after such effective date.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Employee Stock Purchase Plan
Common Stock	200,000 shares	$4.84	$968,000	$103.58

  Represents an additional 200,000 shares to be offered and sold under the Pharmacyclics, Inc. Employee Stock Purchase Plan. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of Registrant's Common Stock which become issuable under the Employee Stock Purchase Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant's receipt of consideration which results in an increase in the number of the outstanding shares of Registrant's Common Stock.
  Calculated solely for purposes of this offering under Rule 457(h) of the Securities Act of 1933, as amended, on the basis of the average of the high and low selling prices per share of Registrant's Common Stock on February 1, 2007 as reported by the Nasdaq Global Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1. Plan Information

Not required to be filed with this Registration Statement.

Item 2. Registrant Information and Employee Plan Annual Information

Not required to be filed with this Registration Statement

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

This registration statement covers an additional 200,000 shares of Common Stock that have been authorized for issuance under the Pharmacyclics, Inc. Employee Stock Purchase Plan.

Item 3. Incorporation of Documents by Reference

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission ("SEC"):

(a)	Pharmacyclics, Inc.'s Annual Report on Form 10-K for the fiscal year ended June 30, 2006;
(b)	Pharmacyclics, Inc.'s Quarterly Reports on Form 10-Q for the quarters ending September 30, 2006, and December 31, 2006;
(c)

Pharmacyclics, Inc.'s Current Reports on Form 8-K, filed with the Commission on July 3, 2006, July 11, 2006, August 9, 2006, August 11, 2006, August 17, 2006, August 21, 2006, October 30, 2006, November 8, 2006, November 9, 2006, November 17, 2006, November 20, 2006, December 13, 2006, December 14, 2006 and December 22, 2006; and

(d)

The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on October 20, 1995, including any amendment or report filed for the purpose of updating that description.

In addition, all documents filed by Pharmacyclics, Inc. pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of it from the respective dates of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement. Under no circumstances will any information filed under items 2.02 or 7.01 of Form 8-K be deemed to be incorporated by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not Applicable.

Item 5. Interests of Named Experts and Counsel

Not Applicable.

Item 6. Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the "DGCL"), the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "1933 Act"). The Registrant's Bylaws (the "Bylaws") provide that the Registrant shall indemnify its directors and officers to the fullest extent authorized by the DGCL which permits indemnification only if such officer or director acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the Registrant, and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe such conduct was unlawful. The Registrant believes that indemnification under its Bylaws covers at least negligence and gross negligence, and requires the Registrant to advance litigation expenses in the case of stockholder derivative actions or other actions, against an undertaking by the directors and officers to repay such advances if it is ultimately determined that the director is not entitled to indemnification. The Bylaws further provide that rights conferred under such Bylaws shall not be deemed to be exclusive of any other right such persons may have or acquire under any agreement, vote of stockholders or disinterested directors, or otherwise.

In addition, the Registrant's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") provides that, to the fullest extent permitted by the DGCL, none of its directors shall be liable for monetary damages for breach of his or her fiduciary duty of care to the Registrant and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Certificate of Incorporation further provides that the Registrant may indemnify its directors and officers to the fullest extent permitted by law.

The Registrant has obtained a liability insurance policy for the officers and directors that, subject to certain limitations, terms and conditions, will insure them against losses arising from wrongful acts (as defined by the policy) in their capacity as directors or officers.

In addition, the Registrant has entered into agreements to indemnify its directors and certain of its officers in addition to the indemnification provided for in the Certificate of Incorporation and Bylaws. These agreements, among other things, indemnify the Registrant's directors and certain of its officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in the right of the Registrant, on account of services as a director or officer of the Registrant or as a director or officer of any subsidiary of the Registrant, or as a director or officer of any other company or enterprise that the person provides services to at the request of the Registrant.

Item 7. Exemption from Registration Claimed

Not Applicable.

Item 8. Exhibits

See Index to Exhibits

Item 9. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post- effective amendment to this Registration Statement:

        to include any prospectus required by Section 10(a)(3) of the Act;
        to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in is Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and
        to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

Provided, however that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sunnyvale, State of California, on February 6, 2007.

PHARMACYCLICS, INC.
(Registrant)

By:	/s/ Richard A. Miller, M.D.

Richard A. Miller, M.D.
President and Chief Executive Officer

Each person whose signature appears below constitutes and appoints Richard A. Miller, M.D. and Leiv Lea, and each of them, his true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that each of said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date
/s/ RICHARD A. MILLER, M.D. Richard A. Miller, M.D.	President and Chief Executive Officer and Director (Principal Executive Officer)	February 6, 2007
/s/ LEIV LEA Leiv Lea	Vice President, Finance and Administration and Chief Financial Officer (Principal Accounting Officer)	February 6, 2007
/s/ MILES R. GILBURNE Miles R. Gilburne	Director	February 6, 2007
/s/ JAMES L. KNIGHTON James L. Knighton	Director	February 6, 2007
/s/ RICHARD M. LEVY, PH.D. Richard M. Levy, Ph.D.	Director	February 6 , 2007
/s/ WILLIAM R. ROHN William R. Rohn	Director	February 6 , 2007
/s/ CHRISTINE A. WHITE, M.D. Christine A. White, M.D.	Director	February 6, 2007

EXHIBIT INDEX
Exhibit Number	Description
4.1	Pharmacyclics, Inc. Employee Stock Purchase Plan (1)
5.1	Opinion as to the legality of securities being registered.
23.1	Consent of PricewaterhouseCoopers LLC, Independent Registered Public Accounting Firm
23.2	Consent of Latham & Watkins, LLP (included in Exhibit 5.1)
24	Power of Attorney (included in the signature page hereto).

(1) Incorporated by reference to Exhibit A of the Registrant's Proxy Statement pursuant to Section 14(a) filed with the Commission on October 25, 2006.